TABLE OF CONTENTS
                           (continued)

                                                             Page


                                                    EXHIBIT 2.1

                    ASSET PURCHASE AGREEMENT

                             between

                 PHYSICIANS PLANNING GROUP, INC.
           HEALTHNET MEDICAL GROUP OF NEW JERSEY, P.A.
          HEALTHNET MEDICAL SERVICES OF NEW YORK, P.C.
                COASTAL PHYSICIAN NETWORKS, INC.
                  COASTAL PHYSICIAN GROUP, INC.
                               and
                     VALLEY CARE CORPORATION


                    Dated:  October 29, 1996


                        TABLE OF CONTENTS


                                                PAGE


RECITALS                                          1
     1.  PURCHASE OF ASSETS.                      3
          1.1  Purchase of Seller Assets.         3
               (1)  Real Property Leases.         3
               (2)  Other Leases.                 3
               (3)  Operating Documents.          3
               (4)  Inventory.                    4
               (5)  Equipment.                    4
               (6)  Supplies.                     4
               (7)  Executory Contracts.          4
               (8)  Employment Contracts.         4
               (9)  Records.                      4
               (10) Computer Software.            4
               (11) Telephone.                    5
               (12) Name.                         5
               (13) Intangible Assets.            5
               (14) Other.                        5
          1.2  PURCHASE OF NJ DOCTORS' ASSETS.    5
               (1)  Leases.                       5
               (2)  Operating Documents.          5
               (3)  Inventory.                    6
               (4)  Equipment.                    6
               (5)  Supplies.                     6
               (6)  Employment Contracts.         6
               (7)  Records.                      6
               (8)  Computer Software.            6
               (9)  Telephone.                    7
               (10) Name.                         7
               (11) Intangible Assets.            7
               (12) Other.                        7
          1.3  Purchase of NY Doctors' Assets.    7
               (1)  Leases.                       7
               (2)  Operating Documents.          7
               (3)  Inventory.                    8
               (4)  Equipment.                    8
               (5)  Supplies.                     8
               (6)  Employment Contracts.         8
               (7)  Records.                      8
               (8)  Computer Software.            9
               (9)  Telephone.                    9
               (10) Name.                         9
               (11) Intangible Assets.            9
               (12) Other.                        9
          1.4  Purchase of Accounts Receivable.   9
     2.  PURCHASE PRICE.                          10
          2.1  Asset Purchase Price.              10
          2.2  Accounts Receivable Purchase Price.11
          2.3  Earnest Money Deposit.             11
          2.4  NJ Tax Notice.                     11
          2.5  Allocation of Purchase Price.      11
     3.  ASSUMPTION OF OBLIGATIONS.               11
          3.1  MSO Nominee.                       11
          3.2  NJ Nominee.                        12
          3.3  NY Nominee.                        12
          3.4  Assuming No Other Obligations.     12
     4.  EMPLOYEES OF SELLER.                     12
          4.1  Employees at the Sites.            12
          4.2  Employees at Oakland Offices.      13
     5.  CLOSING; DELIVERY OF DOCUMENTS.          13
          5.1  Deliveries by Seller.              13
          5.2  Deliveries by NJ Doctors.          14
          5.3  Deliveries by NY Doctors.          15
          5.4  Deliveries by MSO Nominee, NJ Nominee and  NY
               Nominee.                           16
     6.  ADJUSTMENTS AND UNASSUMED LIABILITIES.   16
          6.1  Closing Books.                     16
          6.2  Existing Liabilities.              16
          6.3  Invoices.                          17
     7.  WARRANTIES   AND  REPRESENTATIONS  OF  SELLER,   NJ
          DOCTORS AND NY DOCTORS.                 17
          7.1  Organization; Licenses.            17
          7.2  Authority.                         17
          7.3  Subsidiaries.                      17
          7.4  Other Business Names.              17
          7.5  Sites.                             17
          7.6  Leases.                            17
          7.7  Tangible Personal Property.        18
          7.8  Intangible   Personal   Property;    Computer
               Programs.                          18
          7.9  Title to Assets.                   18
          7.10   Current Employees and Employment Practices.
               18
          7.11  ERISA.                            19
          7.12  Insurance.                        19
          7.13  Compliance with Applicable Laws.  19
          7.14   Environmental and Medical Waste Compliance.
               20
          7.15. Taxes.                            20
          7.16  Litigation.                       20
          7.17  Contracts.                        21
          7.18  Brokerage.                        21
          7.19  Collection Contracts.             21
          7.20  Dr. Bertram E. Walls.             21
          7.21  Jurisdictions Doing Business.     21
          7.22  Copies of Material Documents.     21
          7.23  Medicaid Accounts Receivable.     22
          7.24   Additional  Warranties and  Representations
               Concerning Seller Group.           22
          7.25  Full Disclosure.                  22
     8.  WARRANTIES AND REPRESENTATIONS OF BUYER. 22
          8.1  Organization.                      22
          8.2  Authority.                         22
          8.3  Full Disclosure.                   22
     9.  CONDUCT PENDING CLOSING.                 22
          9.1  Consents.                          22
          9.2  Ordinary Course of Dealing.        23
          9.3  Exclusive Dealing.                 23
          9.4  Transition.                        23
          9.5  Cooperation.                       23
          9.6  Right of First Refusal.            23
     10.  INSPECTION CONTINGENCY.                 24
     11.  RISK OF LOSS.                           24
     12.  ACCESS AND OTHER MATTERS.               25
          12.1  Access.                           25
          12.2  Filings and Other Actions.        25
          12.3  Taxes.                            25
          12.4    Non-Competition  and  Non-Solicitation  of
               Seller Group.                      25
          12.5  Confidentiality.                  26
          12.6  News Release.                     26
     13.  CONDITIONS TO OBLIGATIONS OF BUYER.     27
          13.1   Representations and Warranties True at  the
               Closing Date.                      27
          13.2  No Material Adverse Change.       27
          13.3  Consents to Assignments.          27
          13.4  Regulatory Approvals.             27
          13.5  Board Approval.                   28
          13.6  Opinions of Counsel.              28
          13.7  Consents.                         28
          13.8  Good Title.                       28
          13.9  ISRA Compliance.                  28
          13.10 Bulk Sales.                       28
          13.11 Tax Notice.                       29
          13.13 Compliance with Laws.             29
          13.14 Termination of Pension Plans.     29
          13.15 Insurance.                        29
          13.16 No Regulatory Proceedings.        29
     14.  CONDITIONS  TO OBLIGATIONS OF SELLER,  NJ  DOCTORS
          AND NY DOCTORS.                         30
          14.1   Representations and Warranties True at  the
               Closing Date.                      30
          14.2  Board Approval.                   30
          14.3  Opinions of Counsel.              30
          14.5  No Regulatory Proceedings.        30
     15.  POST CLOSING COVENANTS.                 30
          15.1   Survival of Representations and Warranties.
               30
          15.2  Indemnification by Seller Group.  31
               (a) Indemnification.               31
               (b)  Limit of Indemnification.     31
          15.3  Enforcement of Indemnification Rights.
                                                  32
               (a)  Notification.                 32
               (b)  Disputes.                     32
          15.4  Set-off.                          32
          15.5  Remedies Cumulative.              32
          15.6   Employee Compensation and Accrued Benefits.
               32
          15.7  Litigation Procedure.             33
          15.8   Equipment  Leases Assigned  Without  Lessor
               Consent.                           33
     16.  EXPENSES.                               34
     17.  BROKERAGE.                              34
     18.  NOTICES.                                34
     19.  SUCCESSORS AND ASSIGNS.                 34
     20.  GOVERNING LAW.                          35
     21.  CONSENT TO JURISDICTION.                35
     22.  COUNTERPARTS.                           35
     23.  FURTHER ASSURANCES.                     35
     24.  ENTIRE AGREEMENT.                       35
     25.  SEVERABILITY.                           35


                    ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (the "Agreement") is made as of the 29th day of October, 1996, by and among PHYSICIANS PLANNING GROUP, INC. a Maryland corporation, having an address at 2828 Croasdaile Drive, Durham, North Carolina 27704 (the "Seller"); HEALTHNET MEDICAL GROUP OF NEW JERSEY, P.A., a New Jersey professional corporation, having an address at 2828 Croasdaile Drive, Durham, North Carolina 27704 (the "NJ Doctors"); HEALTHNET MEDICAL SERVICES OF NEW YORK, P.C., a New York professional corporation, having an address at 2828 Croasdaile Drive, Durham, North Carolina 27704 (the "NY Doctors"); COASTAL PHYSICIAN NETWORKS, INC. a North Carolina corporation, having an address at 2828 Croasdaile Drive, Durham, North
          Carolina  27704 (the "Parent") (The Parent is  a  party
          to this Agreement only with respect to the specific sections applicable to it as described on the signature page.); COASTAL PHYSICIAN GROUP, INC. (f/k/a Coastal Healthcare Group, Inc.) a Delaware corporation, having an address at 2828 Croasdaile Drive, Durham, North Carolina 27704 (the "Ultimate Parent") (The Ultimate Parent is a party to this Agreement only with respect to the specific sections applicable to it as described on the signature page.); AND VALLEY CARE CORPORATION, a New Jersey non-profit corporation, having an address at 223 North Van Dien Avenue, Ridgewood, New Jersey 07456 (the "Buyer").


                            RECITALS

          A. Seller is a physician practice management services organization that through its HealthNet Medical Group division (the "Division") owns and operates nine (9) primary care facilities in northern New Jersey and the lower Hudson Valley of New York (collectively, the "Business").

           B. NJ Doctors and NY Doctors are professional corporations which practice medicine at the nine (9) primary care facilities of Seller.

           C.   Seller  is a wholly owned subsidiary  of  Coastal
Physician Networks, Inc. (the "Parent"), which is a wholly owned subsidiary of Coastal Physician Group, Inc. (the "Ultimate
Parent").

           D. NJ Doctors and NY Doctors are wholly owned by Dr. Bertram E. Walls M.D., a director of the Ultimate Parent (collectively, Seller, NJ Doctors, NY Doctors, Parent and Ultimate Parent shall be referred to as the "Seller Group").

           E. Seller desires to sell to a nominee of Buyer and Buyer desires its nominee to purchase from Seller substantially all the assets of Seller used in connection with the operation of the Business pursuant to the terms and subject to the conditions set forth in this Agreement.

           F. Buyer plans to form a New Jersey corporation to take title to the assets of Seller being transferred hereunder
(the "MSO Nominee").

           G. Seller desires to cause NJ Doctors to sell to a nominee of Buyer and Buyer desires its nominee to purchase from NJ Doctors substantially all of the assets of NJ Doctors used in connection with the operation of NJ Doctors' business pursuant to the terms and subject to the conditions set forth in this Agreement.

           H. Buyer plans to form a New Jersey professional corporation owned by a doctor associated with Buyer to take title to the assets of NJ Doctors being transferred hereunder (the "NJ Nominee")
           I. Seller desires to cause NY Doctors to sell to a nominee of Buyer and Buyer desires its nominee to purchase from NY Doctors substantially all of the assets of NY Doctors used in connection with the operation of NY Doctors' business pursuant to the terms and subject to the conditions set forth in this Agreement.

           J. Buyer plans to form a New York professional corporation owned by a doctor associated with Buyer to take title to the assets of NY Doctors being transferred hereunder (the "NY Nominee") (collectively, the Buyer, MSO Nominee, NJ Nominee and NY Nominee shall be referred to as the "Buyer Group").

            NOW,   THEREFORE,  in  consideration  of  the  mutual
covenants and agreements hereinafter set forth and other good and valuable consideration, the parties agree as follows:

            PURCHASE OF ASSETS.

               1.1  PURCHASE OF SELLER ASSETS.

               (a) Seller agrees to sell and transfer to the MSO Nominee at the Closing (as hereinafter defined) and Buyer agrees to cause MSO Nominee to purchase from Seller at the Closing all of Seller's right, title and interest to, in and under its Assets, free and clear of any and all liens, encumbrances and liabilities (other than liabilities specifically assumed pursuant to this Agreement). The term "Assets" means all assets, properties and rights of Seller as of the Closing (other than Excluded Assets (as defined below)) of every kind and description, real, personal and mixed, tangible and intangible
(i) used by Seller to provide management services to NJ Doctors or NY Doctors, or (ii) located at the Sites (as defined below), including but not limited to the following:

               (1) REAL PROPERTY LEASES. Subject to the receipt of required landlord approvals, all right, title and interest of Seller in and to (i) all leases and other agreements for use or occupancy of any land and/or any improvements, or any part thereof (the "Leases") of the eleven (11) sites described on
SCHEDULE 1.1(a)(1) attached hereto and made a part hereof (the "Sites"), and (ii) all of Seller's right to any security, advance rental or other deposits made under the Leases (subject to an adjustment in the purchase price as described below);

                (2) OTHER LEASES. Subject to the receipt of required approvals from certain lessors, all right, title and interest of the Division in and to all leases, subleases and rights thereunder for property other than real property (including but not limited to the personal property and equipment listed on SCHEDULE 1.1(a)(2) attached hereto and made a part hereof) (the "Personal Property Leases");

                (3)   OPERATING DOCUMENTS.  All right, title  and
interest of Seller in and to (i) the management services contract dated as of June 24, 1994 between Seller and NJ Doctors and the amended and restated management services contract dated as of June 24, 1994 between Seller and Ambulatory Medical Services of New York, P.C., (ii) all managed care, management services, maintenance, utility and other similar contracts and agreements related or pertaining to the delivery of medical services to patients, the operation, maintenance or management of the Business (including without limitation those listed on SCHEDULE 1.1(a)(3)(A) attached hereto and made a part hereof) (the "Operating Contracts"), (iii) all certificates of occupancy or use and all other material permits, licenses, consents and authorizations held in connection with the ownership, use, occupancy or operation of the Business (including, without limitation, those listed on SCHEDULE 1.1(a)(3)(B) attached hereto and made a part hereof), all warranties, guaranties and agreements relating or pertaining to the Assets (collectively, with the Operating Contracts, the "Operating Documents")

                (4)   INVENTORY.   All  inventory  owned  by  the
Division, including but not limited to all inventory located at or in transit to the Sites;

                (5) EQUIPMENT. All furniture, beds, desks, chairs, medical equipment, telephone equipment, fixtures, computer hardware (including but not limited to two IBM RISC 6000 central processing units), computer software, cash registers, gas and electric fixtures, hot water heaters, wall-to-wall carpets, linoleum, screens, shades, awnings, trash cans, heating apparatus, storm sash, doors and other equipment or personal property owned by the Division and located at the Sites or used in connection with the operation of the Business;

                (6)   SUPPLIES.   All supplies of  the  Division,
medical and non-medical, used in connection with the operation of the Business or located at or in transit to the Sites;

                (7) EXECUTORY CONTRACTS. All of Seller's rights and interests in and to any contracts for products of any nature relating to the Business and any other executory contracts relating to the Business, including, without limitation, those listed on SCHEDULE 1.1(a)(7) attached hereto and made a part hereof;

                (8) EMPLOYMENT CONTRACTS. All of the employment contracts listed on SCHEDULE 1.1(a)(8) attached hereto and made a part hereof.

                (9) RECORDS. All of Seller's patient records, medical records, medical charts, databases, books, papers, records and files pertaining in any way to the Business no matter where they are located and whether on paper, on computer diskette or in another form, except for minute books, stock books, tax returns and all supporting documents related thereto; and all of Seller's books, papers, records and files pertaining in any way to the Division's patients or customers, including without limitation, correspondence, insurance claims, patient histories, patient lists, credit reports, collection and sales records, billing records, purchasing records and related data processing records; and all of Seller's books, papers, records and files pertaining in any way to the Division's suppliers;

                (10) COMPUTER SOFTWARE. All of Seller's right, title and interest in computer programs (including but not limited to the current version of "Medical Manager" and case management programs utilized by Seller in connection with the operations of the Business, and all of Seller's documentation, narrative descriptions, data processing tapes, data storage devices, computer diskettes and records relating thereto; provided, however, that in the event Seller is unable to transfer its license for the Medical Manager software to Buyer, Seller shall at its cost cause a new license for the now current version of such Medical Manager software to be issued to Buyer or make other arrangements with respect to the failure to transfer this license mutually satisfactory to Buyer and Seller.

                (11) TELEPHONE. All of Seller's right, title and interest in telephone numbers used in connection with the Business;

                (12)  NAME.   All  of Seller's right,  title  and
interest in the "HealthNet" and "HealthNet Medical Group" names and logos as presently or previously used by Seller or its predecessors in connection with the Business;

                (13) INTANGIBLE ASSETS. All of Seller's right, title and interest in formulae utilized in the Business and all other trade names, trademarks, service marks, good will or intangible assets used by Seller in its Business; and

                (14)  OTHER.   All of Seller's right,  title  and
interest in other personal property appurtenant to, or located on or in the Sites and all other assets used by Seller in the Business.

                (b)   The  assets  of Seller listed  on  SCHEDULE
1.1(b)  are  hereby excluded from Section 1.1(a) above ("Excluded
Assets").

          1.2  PURCHASE OF NJ DOCTORS' ASSETS.

                (a) NJ Doctors agrees to sell and transfer to NJ Nominee at the Closing and Buyer agrees to cause NJ Nominee to purchase from NJ Doctors at the Closing all of NJ Doctor's right, title and interest to, in and under its NJ Assets, free and clear of any and all liens, encumbrances and liabilities (other than liabilities specifically assumed pursuant to this Agreement). The term "NJ Assets" means all assets, properties and rights of NJ Doctors as of the Closing of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, excluding the NJ Excluded Assets, but including the following:

                (1)  LEASES.  All right, title and interest of NJ
Doctors in and to all leases, subleases and rights thereunder;

                (2) OPERATING DOCUMENTS. All right, title and interest of NJ Doctors in and to (i) the management services agreement dated as of June 24, 1994 between Seller and NJ Doctors, (ii) all managed care, management services, maintenance, utility and other similar contracts and agreements related or pertaining to the delivery of medical services to patients, the operation, maintenance or management of NJ Doctors' business
(including without limitation those listed on SCHEDULE 1.2(A)(2)(A) attached hereto and made a part hereof) (the "NJ Operating Contracts"), (iii) all certificates of occupancy or use and all other material permits, licenses, consents and authorizations held in connection with the ownership, use, occupancy or operation of NJ Doctors' business (including, without limitation, those listed on SCHEDULE 1.2(A)(2)(B) attached hereto and made a part hereof), all warranties, guaranties and agreements relating or pertaining to the NJ Assets (collectively, with the Operating Contracts, the "NJ Operating Documents")

                 (3)   INVENTORY.   All  inventory  owned  by  NJ
Doctors, including but not limited to inventory located at or in transit to the Sites;

                (4) EQUIPMENT. All furniture, beds, desks, chairs, medical equipment, telephone equipment, fixtures, computer hardware, computer software, cash registers, gas and electric fixtures, hot water heaters, wall-to-wall carpets, linoleum, screens, shades, awnings, trash cans, heating apparatus, storm sash, doors and other equipment or personal property owned by NJ Doctors, including but not limited to all such property owned by NJ Doctors and located at the Sites or used in connection with the operation of NJ Doctors' business;

                (5) SUPPLIES. All supplies of NJ Doctors, medical and non-medical, including but not limited to those supplies owned by NJ Doctors and used in connection with the operation of NJ Doctors business and located at or in transit to the Sites;

               (6) EMPLOYMENT CONTRACTS. All NJ Doctors' right, title and interest in the employment contracts listed on SCHEDULE 1.2(A)(6) attached hereto and made a part hereof, as well as the right to employ the at-will part time physicians listed on
SCHEDULE 1.2(A)(6).

                (7) RECORDS. All NJ Doctors' right, title and interest in patient records, medical records, medical charts, databases, books, papers, records and files pertaining in any way to NJ Doctors' assets or its business to be transferred pursuant to this Agreement whether on paper, on computer diskette or in another form, except for minute books, stock books, tax returns and all supporting documents related thereto; and all books, papers, records and files pertaining in any way to NJ Doctors' patients or customers, including without limitation, correspondence, insurance claims, patient histories, patient lists, credit reports, collection and sales records, billing records, purchasing records and related data processing records; and all books, papers, records and files pertaining in any way to NJ Doctors' suppliers;

                (8) COMPUTER SOFTWARE. All NJ Doctors' right, title and interest in computer programs utilized by NJ Doctors in connection with the operations of its business, and all documentation, narrative descriptions, data processing tapes, data storage devices, computer diskettes and records relating thereto;

                (9) TELEPHONE. All NJ Doctors' right, title and interest in telephone numbers used in connection with NJ Doctors' business;

                (10) NAME. NJ Doctors' right, title and interest in the "HealthNet" and "HealthNet Medical Group of New Jersey" names and logos as presently or previously used by NJ Doctors or its predecessors in connection with its business (and NJ Doctors agrees to provide NJ Nominee at Closing with all executed documents NJ Nominee needs to file to change NJ Doctors' corporate name immediately after the Closing to delete any reference to HealthNet);

               (11) INTANGIBLE ASSETS. All of NJ Doctors' right, title and interest in all formulae utilized in NJ Doctors' business and all other trade names, trademarks, service marks, good will or intangible assets used by NJ Doctors in its business; and

                (12) OTHER. All of NJ Doctors' right, title and interest in other personal property appurtenant to, or located on or in the Sites and all other assets used by NJ Doctors in its business.
                (b) The assets of NJ Doctor listed on SCHEDULE 1.2(B) are hereby excluded from Section 1.2(a) above ("NJ Excluded Assets").

          1.3  PURCHASE OF NY DOCTORS' ASSETS.

                (a) NY Doctors agrees to sell and transfer to NY Nominee at the Closing and Buyer agrees to cause NY Nominee to purchase from NY Doctors at the Closing all of NY Doctors' right, title and interest to, in and under its NY Assets, free and clear of any and all liens, encumbrances and liabilities (other than liabilities specifically assumed pursuant to this Agreement). The term "NY Assets" means all assets, properties and rights of NY Doctors as of the Closing of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, excluding the NY Excluded Assets, but including the following:

                (1)  LEASES.  All right, title and interest of NY
Doctors  in  and  to all leases, subleases and rights  thereunder
(the "NY Leases");

                (2) OPERATING DOCUMENTS. All right, title and interest of NY Doctors in and to (i) the amended and restated management services contract between Seller and Ambulatory Medical Services of New York, P.C. (a predecessor of NY Doctors),
(ii) all managed care, management services, maintenance, utility, and other similar contracts and agreements related or pertaining to the delivery of medical services to patients, the operation, maintenance or management of NY Doctors' business (including without limitation those listed on SCHEDULE 1.3(A)(2)(A) attached hereto and made a part hereof) (the "NY Operating Contracts"),
(iii) all certificates of occupancy or use and all other material permits, licenses, consents and authorizations held in connection with the ownership, use, occupancy or operation of NY Doctors' business (including, without limitation, those LISTED ON SCHEDULE 1.3(A)(2)(B) attached hereto and made a part hereof), all warranties, guaranties and agreements relating or pertaining to the NY Assets (collectively, with the Operating Contracts, the "NY Operating Documents")

                 (3)   INVENTORY.   All  inventory  owned  by  NY
Doctors, including but not limited to inventory located at or in transit to the Sites;

                (4) EQUIPMENT. All furniture, beds, desks, chairs, medical equipment, telephone equipment, fixtures, computer hardware, computer software, cash registers, gas and electric fixtures, hot water heaters, wall-to-wall carpets, linoleum, screens, shades, awnings, trash cans, heating apparatus, storm sash, doors and other equipment or personal property owned by NY Doctors, including but not limited to all such property owned by NY Doctors and located at the Sites or used in connection with the operation of NY Doctors' business;

                (5) SUPPLIES. All supplies of NY Doctors, medical and non-medical, including but not limited to those supplies owned by NY Doctors and used in connection with the operation of NY Doctors business and located at or in transit to the Sites;

               (6) EMPLOYMENT CONTRACTS. All NY Doctors' right, title and interest in the employment contracts listed on SCHEDULE 1.3(A)(6) attached hereto and made a part hereof, as well as the right to employ the at-will part time physicians listed on
SCHEDULE 1.3(B)(6).

                (7) RECORDS. All NY Doctors' right, title and interest in patient records, medical records, medical charts, databases, books, papers, records and files pertaining in any way to NY Doctors' assets or its business to be transferred pursuant to this Agreement whether on paper, on computer diskette or in another form, except for minute books, stock books, tax returns and all supporting documents related thereto; and all books, papers, records and files pertaining in any way to NY Doctors' patients or customers, including without limitation, correspondence, insurance claims, patient histories, patient lists, credit reports, collection and sales records, billing records, purchasing records and related data processing records; and all books, papers, records and files pertaining in any way to NY Doctors' suppliers;

                (8) COMPUTER SOFTWARE. All NY Doctors' right, title and interest in computer programs utilized by NY Doctors in connection with the operations of its business, and all documentation, narrative descriptions, data processing tapes, data storage devices, computer diskettes and records relating thereto;

                (9) TELEPHONE. All NY Doctors' right, title and interest in telephone numbers used in connection with NY Doctors' business;

                (10) NAME. NY Doctors' right title and interest in the "HealthNet" and "HealthNet Medical Services of New York" names and logos as presently or previously used by NY Doctors or its predecessors in connection with its business (and NY Doctors agrees to provide NY Nominee at Closing with all executed documents NY Nominee needs to file to change NY Doctors' corporate name immediately after the Closing to delete any reference to HealthNet);

               (11) INTANGIBLE ASSETS. All of NJ Doctors' right, title and interest in all formulae utilized in NY Doctors' business and all other trade names, trademarks, service marks, good will or intangible assets used by NY Doctors in its business; and

                 (12)   OTHER.    All  other  personal   property
appurtenant to, or located on or in the Sites and all other assets used by NY Doctors in its business.

                (b)   The  assets of NY Doctor listed on SCHEDULE
1.3(B)  are  hereby  excluded  from  Section  1.3(a)  above  ("NY
Excluded Assets").

          1.4  PURCHASE OF ACCOUNTS RECEIVABLE.

                (a) In addition to the transactions described above, Seller, NJ Doctors and NY Doctors each agrees to sell and transfer to the MSO Nominee at Closing and Buyer agrees to cause the MSO Nominee to purchase from Seller, NJ Doctors and NY Doctors at Closing all of Seller's, NJ Doctors' and NY Doctors' right, title and interest in the Accounts Receivable, free and clear of any and all liens, encumbrances and liabilities (other than liabilities specifically assumed pursuant to this Agreement). "Accounts Receivable" means all accounts receivable of Seller, NJ Doctors and NY Doctors existing as of the Closing with respect to the Sites, other than MediCare and Medicaid accounts receivable and accounts receivable of Dr. Meyers as further described on SCHEDULE 1.4(A) attached hereto and made a part hereof.

                (b) Within fifteen (15) days of Closing, Seller will provide the Buyer Group with a list of the Accounts
Receivable as of Closing which shall be presented in form substantially similar to SCHEDULE 1.4(A) attached hereto and made a part hereof ("Closing Account Receivables").

          (i) In the event the aggregate amount of the Closing Account Receivables is less than $2,831,232, the Accounts Receivable Purchase Price shall be adjusted downward on a dollar-for-dollar basis by ($2,831,232 minus the aggregate amount of the Closing Account Receivables).

          (ii) In the event that the amount of Closing Account Receivables less than ninety (90) days old differs from the amount of Account Receivables less than ninety (90) days old set forth on SCHEDULE 1.4(A) by more than three percent (3%), the Accounts Receivable Purchase Price shall be adjusted upward on a dollar-for-dollar basis by the amount the Closing Accounts Receivable less than ninety (90) days old is more than $1,055,834 or downward on a dollar-for-dollar basis by the amount the Closing Accounts Receivable less than ninety (90) days old is less than $994,329.

All adjustments to the Accounts Receivable Purchase Price shall be made with respect to the payment due on or before December 31, 1996. Notwithstanding anything above, the Accounts Receivable Purchase Price shall not exceed ONE MILLION FIFTY THOUSAND and 00/100 DOLLARS ($1,050,000). Notwithstanding anything to the contrary in Sections 1.4(b)(i) and (ii) above, should the aggregate Closing Account Receivables be less than $2,831,232 AND the amount of Closing Account Receivables less than ninety (90) days old be less than $994,329, the Account Receivable Purchase Price shall be adjusted downward by the greater of the adjustments calculated under Sections 1.4(b)(i) and (ii).

            PURCHASE PRICE.

               2.1 ASSET PURCHASE PRICE. The purchase price for the Assets, the NJ Assets and the NY Assets shall be NINE MILLION THREE HUNDRED SEVENTY-FIVE THOUSAND AND 00/100 DOLLARS ($9,375,000) (the "Asset Purchase Price"), payable at Closing by wire transfer. The Asset Purchase Price shall be (a) increased by an amount equal to the amount of real estate lease and/or equipment lease deposits (i) assigned by Seller to MSO Nominee, and (ii) confirmed to exist without a claim from the applicable landlord/lessor as of the Closing by such landlord/lessor, (b) increased by the amount of prepaid expenses scheduled and mutually agreed to by Buyer and Seller at Closing, (c) decreased by the amount of the Escrow Deposit (as defined below), and (d) increased or decreased as required on a pro rata basis to reflect revenue collected prior to Closing under agreements listed on
SCHEDULE 2.1 attached hereto for services to be provided after Closing.

                2.2 ACCOUNTS RECEIVABLE PURCHASE PRICE. The purchase price for the Accounts Receivable shall be ONE MILLION AND 00/100 DOLLARS ($1,000,000) (the "Accounts Receivable Purchase Price"), with the first FOUR HUNDRED THOUSAND AND 00/100 DOLLARS payable within thirty (30) days of Closing and the remainder of the Accounts Receivable Purchase Price (up to SIX HUNDRED THOUSAND AND 00/100 DOLLARS ($600,000)) payable on or before December 31, 1996.
                2.3 EARNEST MONEY DEPOSIT. Buyer has already paid $250,000 into an escrow account at Boston Private Bank & Trust Company (the "Escrow Agent") pursuant to a certain escrow agreement by and among Seller, Buyer and Escrow Agent (the "Escrow Agreement"). At Closing, this $250,000 deposit, plus interest earned thereon and less any fees and expenses due the Escrow Agent pursuant to the Escrow Agreement (the "Escrow Deposit") shall be credited toward the Asset Purchase Price. However, should there fail to be a Closing on or before November 30, 1996 and any condition precedent to Buyer's obligation to close has not been met, the Escrow Deposit shall be immediately refunded to Buyer pursuant to the Escrow Agreement. Should all of Buyer's conditions precedent to Closing be met and there fails to be a Closing on or before November 30, 1996, the Escrow Deposit shall be forwarded to Seller.

                2.4  NJ TAX NOTICE.  Notwithstanding anything  in
Section  2.1 hereof to the contrary, Buyer Group shall  file  two
Notifications of Sale, Transfer of Assignment in Bulk with the State of New Jersey Department of the Treasury, Division of Taxation (the "Division"), one for Seller and one for NJ Doctors. The Initial Payment of the purchase price set forth in Section
2.1 shall be reduced by any amount which the Division informs Buyer Group must be withheld and paid to the Department of the Treasury unless the Division informs Buyer Group that it may pay the withheld amount to Seller and/or NJ Doctors without incurring liability to the State of New Jersey for so doing.

               2.5 ALLOCATION OF PURCHASE PRICE. The allocation of the purchase price shall be negotiated and agreed to by the parties prior to the Closing. Each of the parties agrees to execute and file any and all necessary documents to report the transactions contemplated by this Agreement in accordance with the such allocation, including but not limited to Form 8594.

            ASSUMPTION OF OBLIGATIONS.

                3.1 MSO NOMINEE. Buyer agrees that MSO Nominee will assume Seller's obligations from the Closing Date forward
(a) under contracts set forth by Seller on SCHEDULE 3.1 attached hereto and made a part hereof, and (b) to pay vendors for supplies ordered in the ordinary course of business and received after Closing, if such vendors have been scheduled by Seller prior to Closing and approved by Buyer in advance of Closing and no single vendor is owed more than $2,500 for medical supplies or $1,000 for non-medical supplies. Buyer shall not assume any obligations for breaches or failure to pay on or prior to the Closing Date.

                3.2   NJ  NOMINEE.  Buyer agrees that NJ  Nominee
will assume NJ Doctors' obligations from the Closing Date forward under (a) all employment contracts of NJ Doctors listed on
SCHEDULE 1.2(A)(6) and (b) the management services contract dated as of June 24, 1994 by and between Seller and NJ Doctors, a complete copy of which is attached hereto as EXHIBIT A. NJ Nominee shall not assume any obligations for breaches or failure to pay on or prior to the Closing Date.

                3.3 NY NOMINEE. Buyer agrees that NY Nominee will assume NY Doctors' obligations from the Closing Date forward under (a) all existing, written employment contracts of NY Doctors listed on SCHEDULE 1.3(A)(6) and (b) the management services contract dated as of June 24, 1994 by and between Seller and NY Doctors, a complete copy of which is attached hereto as EXHIBIT B. NY Nominee shall not assume any obligations for breaches or failure to pay on or prior to the Closing Date.

                3.4 ASSUMING NO OTHER OBLIGATIONS. EXCEPT FOR THE FOREGOING OBLIGATIONS, BUYER, MSO NOMINEE, NJ NOMINEE AND NY NOMINEE SHALL NOT ASSUME NOR DISCHARGE ANY DEBTS, OBLIGATIONS, LIABILITIES OR COMMITMENTS OF SELLER, NJ DOCTORS OR NY DOCTORS WHETHER ACCRUED NOW OR HEREAFTER, WHETHER FIXED OR CONTINGENT, WHETHER KNOWN OR UNKNOWN. ALL ASSETS, NJ ASSETS, NY ASSETS AND ACCOUNTS RECEIVABLE ARE TO BE TRANSFERRED TO MSO NOMINEE, NJ NOMINEE AND NY NOMINEE FREE AND CLEAR OF ANY LIENS, CLAIMS, SECURITY INTERESTS OR ENCUMBRANCES WHATSOEVER.

            EMPLOYEES OF SELLER.

                4.1   EMPLOYEES  AT THE SITES.  Buyer  agrees  to
cause the MSO Nominee to offer at-will employment to substantially all of Sellers' employees listed on the attached
SCHEDULE 4.1 who have all necessary licenses and permits to carry out their duties at the Sites at which they currently work, all of whom work at the Sites at substantially the same compensation and benefits as described on SCHEDULE 4.1. Except as set forth on SCHEDULE 4.1, Seller will not increase such employees' compensation and benefits without the prior written consent of Buyer. Notwith-standing anything above, Buyer shall be permitted time after the Closing Date to put together a comparable benefits package for the employees listed on SCHEDULE 4.1 and shall provide such package effective not later than sixty (60) days after Closing. Except as provided below, the Buyer Group will not be providing any benefits to such employees until it establishes a benefits package comparable to their benefits package with the Seller Group. The Seller, NJ Doctors and NY
Doctors shall be under no obligation to provide any benefits to their respective employees accepting employment with the MSO Nominee, the NJ Nominee or the NY Nominee with respect to their employment on or after the Closing Date other than as required under COBRA. The Seller, the NY Doctors and the NJ Doctors shall assign their respective interests under each split-dollar agreement identified in SCHEDULE 7.11 to the NJ Nominee and the NY Nominee, as applicable, following the Closing Date. The Ultimate Parent shall reasonably cooperate with the Buyer in effecting the assignment of these agreements. The Buyer agrees to cause the appropriate nominee to assume as of the Closing Date all accrued vacation time, sick time, personal time and holidays as described on SCHEDULE 7.11 accrued (but unused) by employees of the Seller, NJ Doctors and the NY Doctors who begin working for the MSO Nominee, the NJ Nominee or the NY Nominee as of the Closing Date. Seller Group agrees to reasonably cooperate with the Buyer in the transition period, such cooperation shall include Seller Group (i) providing COBRA notices to applicable employees, and (ii) providing continuation health and medical insurance coverage to such employees as required by the applicable COBRA provisions, it being understood that Seller Group shall not be responsible for the cost of such extended coverage under COBRA. Buyer shall notify Ultimate Parent as former employees of Seller Group join benefit plans of Buyer Group pursuant to this transaction.

               4.2 EMPLOYEES AT OAKLAND OFFICES. Buyer may, but is not required to, offer employment on any terms it chooses to any of Seller's employees listed on attached SCHEDULE 4.2, all of whom work at the Oakland, New Jersey offices.

             CLOSING; DELIVERY OF DOCUMENTS. The closing of the purchase and sale of the Assets, the NJ Assets, the NY Assets and the Accounts Receivable will take place at the offices of Riker, Danzig, Scherer, Hyland & Perretti, Headquarters Plaza, One Speedwell Avenue, Morristown, New Jersey 07962 (the "Closing") on or about October 31, 1996 (the "Closing Date") or at such other place or on such other date following October 31, 1996 as the parties shall mutually agree.

               5.1 DELIVERIES BY SELLER. At the Closing, Seller will deliver the following documents and instruments to MSO
Nominee:

                (a) an executed bill of sale for the Assets, transferring the Assets to MSO Nominee, along with all other documents of conveyance required to convey and transfer the Assets to the MSO Nominee free and clear of all liens, claims and encumbrances;

                (b) all documents necessary to convey all of Seller's right, title and interest in the Account Receivables to MSO Nominee free and clear of all liens, claims and encumbrances;

                (c) executed assignments of leases, employment agreements, contracts and licenses;

                (d) executed consents to the above assignment for the contracts and licenses listed on SCHEDULE 5.1(D) attached hereto and made a part hereof;

               (e) all of Seller's records and books of accounts, papers and files pertaining to the operation of the Business not previously provided to Buyer or MSO Nominee;

                (f) an opinion of Seller's counsel in the form annexed hereto as EXHIBIT C;

               (g) an incumbency certificate and certified copies of the corporate resolutions and shareholder consents authorizing the sale of the Assets, the assignment of contracts and licenses and the other transactions described herein;

                (h) an executed consent of all lenders or others with liens or encumbrances on the Assets or Seller's Accounts
Receivable;

                (i) proof of payment of the medical malpractice tail policy and a copy of the policy;

               (j) a fully executed letter agreement with HCA as described in Section 13.17; and

                (k) all other documents required or contemplated to be delivered to Buyer or MSO Nominee under the provisions of this Agreement.

               5.2 DELIVERIES BY NJ DOCTORS. At the Closing, NJ Doctors will deliver the following documents and instruments to NJ Nominee and MSO Nominee:
                (a) an executed bill of sale for the NJ Assets, transferring the NJ Assets to NJ Nominee, along with all other documents of conveyance required to convey and transfer the NJ Assets to the NJ Nominee free and clear of all liens, claims or encumbrances;

                (b)  all documents necessary to convey all of  NJ
Doctors' right, title and interest in the Account Receivables to MSO Nominee free and clear of all liens, claims and encumbrances;

                (c) executed assignments of leases, employment agreements, contracts and licenses;

                (d) executed consents to the above assignment for the contracts and licenses listed on SCHEDULE 5.2(D) attached hereto and made a part hereof;

                (e) all of NJ Doctors' records and books of accounts, papers and files pertaining to the operation of its business not previously provided to NJ Nominee;

                (f) an opinion of NJ Doctors' counsel in the form annexed hereto as EXHIBIT C; and

               (g) an incumbency certificate and certified copies of the corporate resolutions and shareholder consents authorizing the sale of the NJ Assets, the assignment of contracts and licenses and the other transactions described herein;

                (h) executed documents changing NJ Doctors' name as described in Section 1.2(a)(10) above;

                (i) an executed consent of all lenders or others with liens or encumbrances on the NJ Assets or NJ Doctors'
Accounts Receivable;

                (j) proof of payment of the medical malpractice tail policy and a copy of the policy; and

                (k) all other documents required or contemplated to be delivered to NJ Nominee under the provisions of this Agreement.

               5.3  DELIVERIES BY NY DOCTORS.  At the Closing, NY
Doctors will deliver the following documents and instruments to NY Nominee and MSO Nominee:

                (a) an executed bill of sale for the NY Assets, transferring the NY Assets to NY Nominee, along with all other documents of conveyance required to convey and transfer the NY Assets to the NY Nominee free and clear of all liens, claims and encumbrances;

                (b)  all documents necessary to convey all of  NY
Doctors' right, title and interest in the Account Receivables to MSO Nominee free and clear of all liens, claims and encumbrances;

                (c) executed assignments of leases, employment agreements, contracts and licenses;

                (d) executed consents to the above assignment for the contracts and licenses listed on SCHEDULE 5.3(D) attached hereto and made a part hereof;

                (e) all of NY Doctors' records and books of accounts, papers and files pertaining to the operation of its business not previously provided to NY Nominee;

                (f) an opinion of NY Doctors' counsel in the form annexed hereto as EXHIBIT C;

               (g) an incumbency certificate and certified copies of the corporate resolutions and shareholder consents authorizing the sale of the NY Assets, the assignment of contracts and licenses and the other transactions described herein;

                (h) executed documents changing NY Doctors' name as described in Section 1.2(a)(10) above;

                (i) an executed consent of all of the lenders or others with liens or encumbrances on all of the NY Assets or NY
Doctors' Accounts Receivable;

                (j) proof of payment of the medical malpractice tail policy and a copy of the policy; and

                (k) all other documents required or contemplated to be delivered to NY Nominee under the provisions of this Agreement.

                5.4  DELIVERIES BY MSO NOMINEE, NJ NOMINEE AND NY
NOMINEE.   At  the  Closing, Buyer will  cause  MSO  Nominee,  NJ
Nominee and NY Nominee to deliver the following documents and instruments to Seller, NJ Doctors and NY Doctors:

                (1) the Asset Purchase Price as set forth in Section
2.1;

                (2) incumbency certificates and certified copies of resolutions authorizing the purchase of the Assets, the NJ
Assets, the NY Assets and the Accounts Receivable;

                (3)  an  opinion  of counsel to MSO  Nominee,  NJ
Nominee  and NY Nominee in the form annexed hereto as EXHIBIT  D;
and

               (4) an assignment and assumption agreement for all contracts assigned at Closing.

            ADJUSTMENTS AND UNASSUMED LIABILITIES.

                6.1 CLOSING BOOKS. It is the intention of the parties that Seller's, NJ Doctors' and NY Doctors' books be closed as of 11:59 p.m. on the Closing Date (the "Apportionment
Time").

               6.2 EXISTING LIABILITIES. Seller, NJ Doctors and NY Doctors shall be responsible for all obligations with respect to the Assets, the NJ Assets and the NY Assets and the operation of their respective businesses which have accrued and/or resulted from actions or omissions of Seller, NJ Doctors and/or NY Doctors at or prior to the Apportionment Time.

                6.3 INVOICES. MSO Nominee, NJ Nominee and/or NY Nominee will provide Seller with copies of any invoices to be paid in whole or in part by Seller pursuant to this Section 6, and Seller shall promptly pay such invoices or portions thereof after receipt of such invoices.

             WARRANTIES AND REPRESENTATIONS OF SELLER, NJ DOCTORS
AND NY DOCTORS. Individually, Seller, NJ Doctors and NY Doctors each hereby warrants and represents to Buyer, MSO Nominee, NJ
Nominee and NY Nominee respectively as follows:

                7.1 ORGANIZATION; LICENSES. Seller, NJ Doctors and NY Doctors are each a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Seller, NJ Doctors and NY Doctors each has all corporate power, franchises, licenses and permits to own its property and conduct its business.

               7.2 AUTHORITY. Seller, NJ Doctors and NY Doctors each has the corporate power to execute and deliver this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Seller, NJ Doctors and NY Doctors, enforceable in accordance with its terms.

                7.3 SUBSIDIARIES. Seller, NJ Doctors and NY Doctors each does not directly or indirectly have any investment in, own or otherwise control, any corporation or other entity, nor is it a party to any partnership agreement, joint venture or similar agreement.

                7.4 OTHER BUSINESS NAMES. Except for HealthNet and as disclosed on SCHEDULE 7.4 attached hereto and made a part hereof, Seller, NJ Doctors and NY Doctors and each of their predecessors and any companies acquired by or merged into them have not used any other business names.

                7.5 SITES. Seller has complied in all material respects with municipal, state and federal statutes, ordinances, rules and regulations applicable to the Business, NJ Doctors' business and NY Doctors' business, including but not limited to zoning, building, environmental and occupational, safety and health regulations.

                7.6 LEASES. Seller is not in default under any Leases or, subject to obtaining necessary consents, will be in default as a result of the execution of this Agreement or the Closing of this transaction. As of Closing, consents to assign the Leases to the MSO Nominee will be obtained.

                7.7 TANGIBLE PERSONAL PROPERTY. SCHEDULE 7.7 contains an accurate and complete list of all equipment leased by Seller, NJ Doctors and NY Doctors; copies of all equipment leases are annexed hereto as EXHIBIT E. SCHEDULE 7.7 also includes the name and address of the lessor, the expiration date of the lease, and the monthly rent and any additional rent payable under each such lease. Copies of all such equipment leases have been furnished to Buyer Group, Seller, NJ Doctors and NY Doctors are not in default under any of such equipment leases and are not aware of any fact which, with notice and/or passage of time, would constitute such a default.

                 7.8 INTANGIBLE PERSONAL PROPERTY; COMPUTER PROGRAMS. Each of Seller, NJ Doctors and NY Doctors has set forth a list of any and all franchises or licenses, any registered trademarks, trademark applications, service marks, copyrights, trade names, formulations, customer lists and computer programs held or used by such entities on SCHEDULE 7.8. Copies of all written instruments which evidence such intangible personal property have been attached to said Schedule. To Seller's, NJ Doctors' and NY Doctors' best knowledge, there are no claims or demands against Seller, NJ Doctors or NY Doctors with respect to any of such items of intangible personal property, and no proceedings have been instituted, are pending against Seller, NJ Doctors or NY Doctors, or to the knowledge of Seller, NJ Doctors or NY Doctors have been threatened against
Seller,  NJ  Doctors  or NY Doctors to challenge  the  rights  of
Seller, NJ Doctors or NY Doctors with respect to any of such assets. To their knowledge, each of Seller, NJ Doctors and NY Doctors has the unrestricted right to use, free from any rights or claims of others, all trade names, trade secrets, patient records and patient lists which they have used or which they are now using in connection with the Business, NJ Doctors' business or NY Doctors' business.

                7.9   TITLE  TO ASSETS.  Except as set  forth  on
SCHEDULE 7.9, each of Seller, NJ Doctors and NY Doctors has good and marketable title in and to all of the Assets, NJ Assets, NY Assets and the Accounts Receivable that each is selling, which property is free and clear of any security interests, consignments, liens, judgments, encumbrances, restrictions, or claims of any kind.

                7.10  CURRENT EMPLOYEES AND EMPLOYMENT PRACTICES.
Annexed hereto as SCHEDULE 7.10(A) is a list, as of the date of this Agreement, showing the names of all employees of Seller, NJ Doctors and NY Doctors, their original dates of employment, job titles and annual rates of pay for salaried employees and hourly rates for hourly compensation employees. All employees of Seller, NJ Doctors and NY Doctors (other than those listed on attached SCHEDULE 7.10(B)) are employees at will who may be terminated by Seller, NJ Doctors or NY Doctors at any time with no obligation to make any payment except wages to the date of termination. Except as described on the attached SCHEDULE 7.10(C), no employment discrimination or unfair labor practice complaints against Seller, NJ Doctors or NY Doctors have been filed, nor to the knowledge of Seller, NJ Doctors or NY Doctors after conferring with each employee in a supervisory position, threatened to be filed, with any court, agency or other entity having jurisdiction over Seller's, NJ Doctors' or NY Doctors' labor matters. Other than as disclosed on SCHEDULE 7.10(C), to the knowledge of Seller, NJ Doctors and NY Doctors, after conferring with each employee in a supervisory position, have not been threatened by any former employee with any suit alleging wrongful termination. SCHEDULE 7.10(B) attached hereto and made a part hereof lists all employment agreements of Seller, NJ Doctors and NY Doctors, copies of which have been provided to the Buyer Group. Seller, NJ Doctors and NY Doctors each has no employees who are members of a union.

                7.11 ERISA. Except as disclosed in SCHEDULE 7.11, the Seller, the NJ Doctors and the NY Doctors do not separately maintain any employee benefit plans or other compensation arrangements which provide profit sharing, pension, retirement, life insurance, medical, hospitalization, dental, vision, disability, workers' compensation, deferred or incentive compensation or severance benefits. The Ultimate Parent shall be responsible to terminate the HealthNet Profit Sharing Plan, and any other plans described on SCHEDULE 7.11 and distribute plan benefits to participants and beneficiaries. Participation by employees of the Seller, the NJ Doctors and the NY Doctors in any employee benefit plan or other compensation arrangement sponsored by the Ultimate Parent, NJ Doctors or NY Doctors shall cease effective as of the Closing Date.

                7.12   INSURANCE.   Seller,  NJ  Doctors  and  NY
Doctors shall deliver prior to Closing copies of the originals of any and all insurance policies which Seller, NJ Doctors and NY Doctors each has in effect covering itself or its employees, officers or directors, including policies of professional liability insurance. Seller and NJ Doctors each have had general liability and malpractice insurance in full force and effect from the date each was formed through the date of Closing. Each
physician  employed  by  NJ  Doctors  or  NY  Doctors  has   been
continuously  covered  by  a  policy  of  professional  liability insurance during the period of their employment. For each employed physician who has not been covered by an occurrence based policy of professional liability insurance, Seller, NJ
Doctors or NY Doctors will exercise the reporting form endorsement or "tail" to assure coverage for any and all claims occurring during the employment period prior to Closing.

               7.13 COMPLIANCE WITH APPLICABLE LAWS. Seller, NJ Doctors and NY Doctors are each in compliance in all material respects with all federal, state, county, and municipal laws, ordinances, regulations, judgments, orders or decrees applicable to the conduct of its business or to the assets owned, used, or occupied by it, and Seller, NJ Doctors and NY Doctors have received no notice or advice to the contrary. Except as set forth on SCHEDULE 7.13, neither this Agreement nor the consummation of the transaction by Seller Group contemplated hereby will (a) violate any order, writ, injunction, statute, rule or regulation applicable to Seller, NJ Doctors or NY Doctors or (b) require the consent, approval, authorization or permission of, or the filing with or the notification of any federal, state or local government agency.

                7.14 ENVIRONMENTAL AND MEDICAL WASTE COMPLIANCE. Seller, NJ Doctors and NY Doctors each have not been alleged to be in violation of any federal, state or local laws, statutes, codes, ordinances, rules, regulations, permits, or orders relating to or addressing the environment, health, medical waste or safety, which shall include, but not be limited to, the use, handling or disposal of or the record keeping, notification and reporting requirements respecting, any pollutant, hazardous substance, radioactive substance, toxic substance, solid waste, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyis, or any hazardous or toxic constituent thereof (collectively "Hazardous Materials") or workplace or worker safety and health; nor are they subject to any administrative or judicial proceeding alleging any violation of any federal, state or local laws, statutes, codes, ordinances, rules, regulations, permits relating to the environment, health, medical waste or safety.

                7.15. TAXES. No assessments or additional tax liabilities (including all federal, state and local taxes, charges, penalties and interest) have been proposed or to their knowledge threatened against Seller, NJ Doctors or NY Doctors or any of their assets, and Seller, NJ Doctors and NY Doctors have not executed any waiver of the statute of limitations on the assessment or collection of such tax liabilities. There are no federal, state or local tax liens upon any of Seller's, NJ Doctors' and NY Doctors' assets other than inchoate liens for taxes not yet due and payable. There are no past, pending or to their knowledge threatened audits against Seller, NJ Doctors or NY Doctors. Except as set forth on SCHEDULE 7.15, all tax returns for Seller, NJ Doctors and NY Doctors have been timely filed and are complete and accurate. All taxes due and owing by Seller, NJ Doctors or NY Doctors have been fully paid and Seller, NJ Doctors and NY Doctors have adequate reserves to pay and will pay all taxes not yet due, including any taxes resulting from the transactions contemplated hereunder.

               7.16  LITIGATION.  Except as set forth on SCHEDULE
7.16 attached hereto and made a part hereof, there are no actions, suits or proceedings pending or to their knowledge threatened against Seller, NJ Doctors or NY Doctors or against the Seller Group and materially affecting the Assets, the NJ Assets, the NY Assets, the Accounts Receivable or the ability of the Seller Group to perform under this Agreement, at law or in equity or before any federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality.

                7.17 CONTRACTS. All contracts involving payment by Seller, NJ Doctors or NY Doctors and otherwise (a) affecting the Assets, NJ Assets, NY Assets or the Account Receivables, or
(b) material to the Business, NJ Doctors' business or NY Doctors' business have been delivered to Buyer Group and are listed on
SCHEDULE 7.17 attached hereto and made a part hereof.

                7.18 BROKERAGE. Except as set forth ON SCHEDULE 7.18, no broker or finder has rendered services to Seller, NJ Doctors or NY Doctors, the Parent, the Ultimate Parent or any of their affiliates (collectively, the "Seller Group") in connection with this Agreement or transaction.

               7.19 COLLECTION CONTRACTS. Seller, NJ Doctors and NY Doctors do not have an agreement, contract or understanding with any person or entity to collect amounts owed to Seller, NJ Doctors or NY Doctors other than its agreement with HealthCare Automation, Inc. ("HCA") fully described in the letter attached hereto as Exhibit F. All equipment, hardware, software and data used by HCA to service the NJ Doctors and the NY Doctors is owned or leased by Seller and is being transferred to MSO Nominee pursuant to this Agreement.

               7.20 DR. BERTRAM E. WALLS. Seller, NJ Doctors, NY Doctors, Parent, Ultimate Parent and their affiliates do not have any shareholder agreement, employment agreement or contractual relationship (other than the by-laws of the NJ Doctors and the NY Doctors and an indemnification agreement) with Dr. Bertram E. Walls M.D. relating in any way to his ownership of the shares of NJ Doctors and/or NY Doctors.

                 7.21 JURISDICTIONS DOING BUSINESS. Attached hereto as SCHEDULE 7.21 is a complete list of all jurisdictions in which Seller, NJ Doctors and NY Doctors have done business as well as any and all trade names or other names they have used in those jurisdictions.

                7.22 COPIES OF MATERIAL DOCUMENTS. Seller, NJ Doctors and NY Doctors have supplied complete copies of all material documents relating to the Business, NJ Doctors' business and NY Doctors' business, including but not limited to (a) complete copies of all employment agreements, (b) complete copies of all Leases, (c) complete copies of all equipment leases, (d) complete copies of all managed care contracts, and (e) complete copies of the management services contracts between Seller and NJ Doctors and between Seller and NY Doctors.

                7.23  MEDICAID ACCOUNTS RECEIVABLE.   Seller,  NJ
Doctors and NY Doctors do not presently and have never billed  or
sought   reimbursement   for  services   provided   to   Medicaid
recipients.

                7.24 ADDITIONAL WARRANTIES AND REPRESENTATIONS CONCERNING SELLER GROUP. Except as otherwise disclosed on
SCHEDULE 7.24 attached hereto and made a part hereof, neither the execution and delivery by Seller Group of this Agreement nor performance of the terms and provisions of this Agreement will conflict with, violate or result in a breach of or constitute a default (or an event which with notice or passage of time or both, may constitute a default) under any indenture, deed of trust, mortgage, contract, permit or other agreement to which any member of the Seller Group is a party or by which any of its respective assets or properties may be subject.

                 7.25 FULL DISCLOSURE. No representation or warranty made by Seller, NJ Doctors or NY Doctors in this Agreement, and no certification furnished or to be furnished to Buyer Group pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

             WARRANTIES  AND  REPRESENTATIONS  OF  BUYER.   Buyer
warrants and represents to Seller, NJ Doctors and NY Doctors as follows:

                8.1 ORGANIZATION. Buyer is a New Jersey non-profit corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

               8.2  AUTHORITY. Buyer has the power to execute and
deliver this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligations of Buyer, enforceable in accordance with its terms.

                 8.3 FULL DISCLOSURE. No representation or warranty made by the Buyer in this Agreement contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

            CONDUCT PENDING CLOSING.

                9.1 CONSENTS. From and after the date hereof, Seller, NJ Doctors and NY Doctors shall use their best efforts to accomplish the following:

                (a) Obtain consents for the assignments of all agreements listed on SCHEDULE 5.1(D), 5.2(D) and 5.3(D) to Buyer, MSO Nominee, NJ Nominee and NY Nominee;

                (b) Obtain consents and related lien release instruments (including UCC-1 discharges) from all creditors;

                (c) Obtain consents from the requisite number of shareholders, directors and officers of Seller, NJ Doctors and NY
Doctors.

                9.2 ORDINARY COURSE OF DEALING. Prior to the Closing, Seller, NJ Doctors and NY Doctors shall conduct their businesses in the ordinary course, except as otherwise permitted or required by this Agreement, or consented to by Buyer in writing.

                9.3   EXCLUSIVE  DEALING.  Until  this  Agreement
shall be consummated in accordance with its terms or terminated, Seller Group and their affiliates (as defined under the Investment Company Act, 15 U.S.C.A. Section 80a-2) agree to negotiate only with Buyer and its affiliates and will not take and will not permit any person acting on their behalf (including without limitation, Advest, Inc.), to take any action, directly or indirectly, to encourage, initiate, support or engage in discussions or negotiations with, or provide information to, any person or group other than Buyer Group with respect to the sale of any of the Assets, NJ Assets, the NY Assets and/or the Accounts Receivables, or the purchase of the stock of Seller, NJ Doctors and/or NY Doctors or merger with Seller, NJ Doctors or NY Doctors, other than disclosures consented to in writing by Buyer.

                9.4 TRANSITION. Prior to Closing, Seller, NJ Doctors and NY Doctors will use their best efforts to work with Buyer Group to thoroughly familiarize Buyer Group with all aspects of the Business, NJ Doctors' business and NY Doctors' business, including introductions to all major suppliers, all physicians, all lessors, all landlords and all managed care companies with which they do business.

               9.5 COOPERATION. Seller, NJ Doctors, NY Doctors, Buyer, MSO Nominee, NJ Nominee and NY Nominee shall each use their best efforts, and shall cooperate with and assist the other parties in their efforts to obtain such regulatory approvals, licenses, consents and approvals of third parties to the transaction contemplated hereby as may be necessary to transfer the Assets, the NJ Assets, the NY Assets and the Account Receivables to MSO Nominee, NJ Nominee and NY Nominee and to consummate this Agreement.

                9.6 RIGHT OF FIRST REFUSAL. In the event that this Agreement terminates because any of the conditions listed in
Section 13 are not met, at the option and sole discretion of Buyer (a) the Agreement may be extended for up to two (2) consecutive forty-five (45) calendar-day periods of time so that the items required by Section 13 to be delivered to Buyer, MSO Nominee, NJ Nominee and NY Nominee at the Closing may be obtained or compliance with any representation, warranty or covenant set forth in this Agreement may be achieved, or (b) this Agreement may be terminated.

             INSPECTION CONTINGENCY.  During the period (the "Due
Diligence Period") commencing on the date hereof and terminating as of 6:00 p.m. on the tenth business day after the date hereof, Buyer, MSO Nominee, NJ Nominee, NY Nominee, their employees, agents and independent contractors shall have the right to enter upon the Sites, upon reasonable notice to Seller, for the purposes of conducting, at Buyer's expense, such studies, surveys, inspections and tests pertaining to the structure and condition of the Sites, the Assets, NJ Assets and NY Assets as Buyer desires to conduct. In addition, Buyer shall have the right to conduct any environmental inspections, financial audits, regulatory due diligence which Buyer desires to conduct (the above-referenced work being hereinafter collectively referred to as the "Studies"), the cost of which shall be borne by Buyer, and Seller, NJ Doctors and NY Doctors shall cooperate with all
reasonable   requests  of  Buyer,  its  employees,   agents   and
independent contractors in conducting the Studies. During the Due Diligence Period, Seller, NJ Doctors and NY Doctors shall make available to Buyer, its employees, agents and attorneys, for inspection, review and copying, all documents, licenses, approvals and permits relating to the Business, NJ Doctors' business and NY Doctors' business and such other information and documentation with respect to the Business, NJ Doctors' business and NY Doctors' business as Buyer shall reasonably request (including appraisals and environmental site assessments and reports). If Buyer is for any reason dissatisfied with the conditions disclosed by the study, Buyer shall have the option to terminate this Agreement, and, upon notifying Seller of the failure of this contingency, Seller, NJ Doctors, NY Doctors and Buyer, MSO Nominee, NJ Nominee and NY Nominee shall be released and discharged from all liability under this Agreement and the Escrow Deposit shall be returned to Buyer. When Buyer is satisfied with the studies and any repairs taken as a result thereof, it shall notify Seller.

             RISK OF LOSS. The risk of loss due to damage to the Assets, NJ Assets, NY Assets and the Account Receivables beyond ordinary wear and tear or collection practices (as applicable) prior to the Closing shall be upon Seller, NJ Doctors and NY Doctors as applicable. If the Assets, NJ Assets, NY Assets or the Accounts Receivable are damaged beyond ordinary wear and tear or ordinary collection practices prior to the Closing, Seller, NJ Doctors and NY Doctors will, at their option: (a) repair the damage before Closing or as reasonably soon thereafter as is feasible, (b) at Closing give Buyer, MSO Nominee, NJ Nominee and NY Nominee a credit against the Asset Purchase Price or the Accounts Receivable Purchase Price (as applicable) in the amount of the estimated cost of repair, or (c) if the loss was insured against, assign to Buyer, MSO Nominee, NJ Nominee and NY Nominee at Closing any insurance proceeds received or receivable by Seller, NJ Doctors or NY Doctors on account of any damage and give Buyer, MSO Nominee, NJ Nominee and NY Nominee a credit against the Asset Purchase Price or the Accounts Receivable Purchase Price (as applicable) in the amount of any deductible. Notwithstanding anything in this Section 12 to the contrary, if the estimated cost to repair the damage beyond ordinary wear and tear or ordinary collection practices exceeds $100,000, Buyer, MSO Nominee, NJ Nominee and NY Nominee shall have the right to terminate this Agreement.

            ACCESS AND OTHER MATTERS.

                12.1   ACCESS.  Between the date hereof  and  the
Closing, Seller, NJ Doctors and NY Doctors shall give to authorized representatives of Buyer, MSO Nominee, NJ Nominee and NY Nominee full access, during normal business hours and upon reasonable notice, in such a manner as not to disrupt normal business activities, to the Assets, NJ Assets, NY Assets, records of the Account Receivables, employees, facilities, account debtors, material contracts and books of accounts and records of Seller, NJ Doctors, NY Doctors relevant to an evaluation of the Assets, NJ Assets, NY Assets and the Account Receivables.

                 12.2 FILINGS AND OTHER ACTIONS. Promptly following the execution of this Agreement, Seller, NJ Doctors, NY Doctors, Buyer, MSO Nominee, NJ Nominee and NY Nominee will make all filings and take all actions required under any federal, state, county or municipal statute, rule, regulation or ordinance which are necessary to consummate the transactions contemplated by this Agreement.

                12.3 TAXES. Seller, NJ Doctors and NY Doctors shall be responsible for any taxes due from the Seller Group which may be incurred by reason of the transfer of the Assets, NJ Assets, NY Assets and Accounts Receivable pursuant to this
Agreement. Seller, NJ Doctors and NY Doctors shall also be responsible for any sales taxes due from any party which may be incurred by reason of the transfer of the Assets, NJ Assets, NY Assets and Accounts Receivable pursuant to this Agreement.
Buyer, MSO Nominee, NJ Nominee and NY Nominee are not assuming any of Seller's, NJ Doctors' or NY Doctors' tax liabilities of any kind.

                12.4   NON-COMPETITION  AND  NON-SOLICITATION  OF
SELLER GROUP.

           (a) Seller Group covenant and agree not to engage in or carry on, directly or indirectly, the business of owning or operating a business substantially similar to the Business, NJ Doctors' business or NY Doctors' business in any county in which there is a Site, either for itself or themselves or as a member of a corporation, partnership, limited partnership, limited liability company or joint venture, investor, agent, associate or consultant of or to any person or entity. The covenant contained in the preceding sentence shall continue for a period of four (4) years from and after the date of this Agreement. Seller Group also agrees not to use the name "HealthNet". They acknowledge that they have carefully read and considered the restraints imposed upon them pursuant to this Section and agree that such restraints are necessary for the reasonable and proper protection of Buyer Group and the value of the Assets, NJ Assets and NY
Assets which it has acquired from Seller, NJ Doctors and NY Doctors and that such restraints are reasonable in respect to subject matter, length of time and area. Seller Group further acknowledge that damages at law would not be a measurable or adequate remedy for a breach of the restrictive covenant contained in this Section 12.4 and accordingly consent to the entry by any court of competent jurisdiction of an order enjoining them from violating such covenants.

           (b) For a period of two (2) years from and after the date of this Agreement, the Seller Group shall not, either directly or indirectly:

          (i) Solicit, attempt to hire or hire any person who is then, or was within the one year period ending on the date such determination is made, employed by, a consultant to, or an agent of, the Buyer Group.

          (ii) Encourage, induce or attempt to induce, or aid, assist or abet any other party or person in encouraging, inducing or attempting to induce, any such employee, consultant or agent to alter or terminate his or her employment, consultation or agency with the Buyer Group.

                12.5 CONFIDENTIALITY. The parties executed a confidentiality agreement in August, 1996 and the terms of that agreement shall remain in full force and effect. In addition, except as required by court order, the Seller Group shall not at any time disseminate, disclose, use, communicate or otherwise appropriate, either directly or indirectly, Confidential Information. "Confidential Information" means all information known or used by Buying Group which is not otherwise properly, legally and generally known in the healthcare industry.

                12.6 NEWS RELEASE. The parties agree that none of them will announce this transaction nor publicize the change in ownership of the Assets, NJ Assets, NY Assets or Accounts Receivable in any way without the prior consent of the other parties as to the form and content of any such news releases, announcements, advertisements or publicity. Notwithstanding anything above to the contrary, the Ultimate Parent shall have the right to publicly disclose the contents of this Agreement as necessary to comply with all applicable securities laws, subject to providing Buyer with an opportunity to preview and comment upon the contents of such public disclosure.

             CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to effect this transaction shall be subject to the fulfillment, at or prior to the Closing, of the following additional conditions:

                13.1 REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING DATE. The representations and warranties of Seller, NJ Doctors, and NY Doctors contained in Section 7 of this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects and, at the Closing, Seller, NJ Doctors and NY Doctors shall have delivered to Buyer Group certificates signed by the each of their Presidents and dated the Closing Date to such effect.

                13.2 NO MATERIAL ADVERSE CHANGE. During the period from the date of this Agreement to the Closing, there shall not have been any material loss or damage to the Assets, NJ Assets, the NY Assets or the Accounts Receivable whether or not insured, which materially affects Seller's, NJ Doctors' or NY Doctors' ability to conduct its business or collect the Account Receivables; and Buyer Group shall have received certificates signed by the each of their Presidents dated the Closing Date to such effect.

               13.3 CONSENTS TO ASSIGNMENTS. On or prior to the Closing Date, Seller, NJ Doctors and NY Doctors shall furnish Buyer Group with (a) consents to the assignments of the physician employment contracts listed on SCHEDULE 13.3 acknowledging that the physicians will continue to provide professional services at the Sites for the Buyer Group pursuant to the terms of their existing employment agreements, and (b) consents to the assignments of the Leases acknowledging that the MSO Nominee can assume the Leases on the terms of the existing lease agreements,
(c) consents of the lessor of (i) any equipment used by Seller in connection with billing services provided to NJ Doctors or NY Doctors, and (ii) any leases which have annual lease payments of $20,000 or more. Should Seller be unable to obtain these consents despite its best efforts, on or before October 31, 1996, and Buyer has not waived such requirement on or before October 31, 1996, Seller may terminate this Agreement with (10) business days written notice to Buyer.

                13.4   REGULATORY APPROVALS.  Buyer  Group  shall
have received all regulatory approvals, certificates of need, permits and licenses necessary to conduct and fully operate the Business, NJ Doctors' business and NY Doctors' business as presently conducted by Seller Group in and from each of the Sites, including but not limited to the permits and licenses listed on SCHEDULE 13.4 attached hereto and made a part hereof. Buyer Group shall use its best efforts to apply for the permits and licenses listed on SCHEDULE 13.4 promptly. If required by the municipality or any other government entity as a precondition to either the conveyance or the occupancy of any of the Sites, Seller, NJ Doctors and NY Doctors shall obtain and at the Closing deliver to Buyer Group a Certificate of Occupancy and any other certificate or approval issued by the applicable municipality or other entity having jurisdiction. Any such certificate or approval shall be unconditional. In the event the certificate or approval is conditioned upon or requires the completion of work or the expenditure of moneys, or both, same shall be Seller's responsibility and effected prior to Closing. Notwithstanding anything above, it shall not be a condition of Closing that Buyer Group obtain licensure or regulatory approvals to operate the Sites as other than physician practices.

               13.5  BOARD APPROVAL.  MSO Nominee, NJ Nominee and
NY Nominee shall have obtained approval from their boards for this Agreement and the transactions contemplated herein.

                13.6 OPINIONS OF COUNSEL. Buyer Group shall have received an opinion of counsel to Seller, NJ Doctors, NY Doctors and Ultimate Parent in form and substance reasonably satisfactory to Buyer Group and its counsel.

                13.7   CONSENTS.  Buyer Group shall have received
satisfactory evidence that Seller, NJ Doctors, NY Doctors, Parent and Ultimate Parent have obtained all necessary creditor, shareholder and director consents to consummate the transactions contemplated by this Agreement.

                13.8  GOOD TITLE.  MSO Nominee, NJ Nominee and NY
Nominee shall have received good and marketable title to the Assets, NJ Assets, NY Assets and the Accounts Receivable free of all liens, claims or encumbrances.

                13.9 ISRA COMPLIANCE. Buyer Group shall have received such approval or exemption they deem appropriate, (including, but not limited to, letters of non-applicability for each New Jersey Site) permitting the closure of the transaction contemplated by the Agreement with respect to the New Jersey Industrial Site Recovery Act, formerly known as the Environmental Cleanup Responsibility Act, as amended, N.J.S.A. 13:1K-6 ET SEQ. ("ISRA").

                13.10 BULK SALES. Seller has represented and warranted to Buyer Group that no notifications to creditors are required pursuant to any applicable bulk sales laws and the parties acknowledge and agree that, based upon such representation, Buyer Group will not send any notifications that may otherwise be required under such laws.

                13.11 TAX NOTICE. Seller has represented and warranted to Buyer Group that no tax or other notifications to federal, state or local governments are required by Seller Group to consummate this transaction or to protect the Buyer Group from potential liability related to this transaction (other than as provided in Section 2.4).

                13.12 MARYLAND FILINGS. All filings with the State of Maryland required in connection with this transaction, including, but not limited to notice to the Maryland Department of Labor and Employment, the filing of articles of transfer and the filing of a sales and use tax return.

                13.13 COMPLIANCE WITH LAWS. Any and all permits, approvals and consents material to the Business, NJ Doctors' business or NY Doctors' business as presently conducted shall have been obtained, and any and all permits, approvals and consents which counsel to Buyer reasonably deems appropriate to consummate the Closing have been obtained.

                13.14 TERMINATION OF PENSION PLANS. Termination of any and all pension plans of Seller, NJ Doctors, NY Doctors and their predecessors in accordance with applicable law without any potential liability for Buyer, MSO Nominee, NJ Nominee or NY Nominee.

               13.15 INSURANCE. Receipt of evidence that Seller, NJ Doctors, NY Doctors and all of their current and former officers, employees and agents have "tail" malpractice insurance policies insuring against claims made after the date of Closing relating to professional services furnished on or before the date of Closing.

                13.16 NO REGULATORY PROCEEDINGS. No proceeding, regulation or legislation shall have been instituted, threatened or postponed, nor any order issued by any governmental body to enjoin, restrain or prohibit this transaction or the Closing or adversely affect the Assets, NJ Assets, NY Assets or the Accounts Receivable.

                13.17 HCA LETTER. The delivery of a letter agreement executed by Seller, NJ Doctors, NY Doctors and HCA (a) confirming that Buyer, MSO Nominee, NJ Nominee and NY Nominee are not responsible for any amounts due to HCA on or before Closing,
(b) consenting to the assignment of the billing arrangement to MSO Nominee, (c) confirming that MSO Nominee can terminate the arrangement without cause within 90 days written notice, and (d) agreeing that any equipment, software, data, files and records used to provide the billing services to Seller, NJ Doctors, NY
Doctors, MSO Nominee, NJ Nominee, and/or NY Nominee which is currently located at HCA's offices or is otherwise controlled by HCA will be owned by MSO Nominee as of Closing free of any claims from HCA and can be obtained from HCA by MSO Nominee upon reasonable notice without additional cost.

                CONDITIONS TO OBLIGATIONS OF SELLER, NJ DOCTORS AND NY DOCTORS. The obligations of Seller, NJ Doctors and NY
Doctors to effect this transaction shall be subject to the fulfillment, at or prior to the Closing, of the following additional conditions:

                14.1 REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING DATE. The representations and warranties of Buyer contained in Section 8 of this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects and, at the Closing, Buyer shall have delivered to Seller a certificate signed by its President and dated the Closing Date to such effect.

                14.2  BOARD APPROVAL.  Seller, NJ Doctors and  NY
Doctors shall have obtained approval from their boards for this Agreement and the transactions contemplated herein.

                14.3 OPINIONS OF COUNSEL. Seller shall have received an opinion of counsel to Buyer in form and substance reasonably satisfactory to Seller and its counsel.

                14.4 CONSENTS. Seller Group shall have received satisfactory evidence that Buyer, MSO Nominee, NJ Nominee and NY Nominee have obtained all necessary shareholder and director consents to consummate the transactions contemplated by this Agreement.

                14.5 NO REGULATORY PROCEEDINGS. No proceeding, regulation or legislation shall have been instituted, threatened or postponed, nor any order issued by any governmental body to enjoin, restrain or prohibit this transaction or the Closing.


             POST CLOSING COVENANTS. The parties covenant and agree to take the following actions following the Closing:

                15.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of Seller, NJ Doctors, NY Doctors, Buyer, MSO Nominee, NJ Nominee and NY Nominee contained in this Agreement, or in any document and certificate delivered pursuant hereto, and the respective obligation of the parties with respect thereto, shall survive the making of this Agreement, any investigations made by or on behalf of the parties hereto, and the Closing, and shall continue in full force and effect until, (a) with respect to the representations in Sections 7.11, 7.15, 12.4, 12.5 and Section 15, the expiration of the applicable statute of limitations, (b) with respect to the representations in Section 7.14, the expiration of 72 months from the Closing, (c) the representations and warranties in Section 7.9, the expiration of 18 months from the Closing, (d) all other representations and warranties, the expiration of 12 months from the Closing. At the respective times described in (a), (b), (c) and (d) above, such representations and warranties and liabilities shall expire and terminate, except for any claims relating to the breach of any representations or warranties which are asserted in writing on or before the termination date; and except that the expiration of such period shall not preclude a counterclaim by Buyer, MSO Nominee, NJ Nominee or NY Nominee in any action by Seller Group against them. Each of the parties agrees to give notice to the breaching party of any breach of any such representation, warranty, covenant, or agreement, describing such breach in reasonable detail, as soon as practicable after the discovery thereof; providing that the failure to receive such notice shall not relieve the breaching party from any liability in respect to such breach unless and to the extent that the breaching party shall be prevented from curing such breach as a direct result of its failure to receive a timely notice.

               15.2  INDEMNIFICATION BY SELLER GROUP.

                      (a)   INDEMNIFICATION.   Ultimate   Parent,
Seller, NJ Doctors and NY Doctors agree to and do hereby indemnify and hold Buyer, MSO Nominee, NJ Nominee and NY Nominee harmless on a joint and several basis against any claims, suits, losses, expenses, damages, obligations, liabilities (including costs and reasonable attorneys' fees) which result from or are related to (i) any breach or failure of Ultimate Parent, Parent, Seller, NJ Doctors or NY Doctors to perform any of their covenants or agreements set forth herein, (ii) the inaccuracy of any representation or warranty made by Ultimate Parent, Parent, Seller, NJ Doctors or NY Doctors herein, (iii) any fixed or contingent obligation or liability of Seller, NJ Doctors, NY Doctors, Parent or Ultimate Parent arising from Seller's, NJ Doctors' or NY Doctors' operation of their businesses or related to the Sites or the other Assets, NJ Assets or NY Assets which is not expressly assumed by Buyer, MSO Nominee, NJ Nominee or NY Nominee, (iv) the lawsuits and potential lawsuits described on SCHEDULES 7.10(C) and 7.16 attached hereto and made a part hereof and/or (v) obtaining and transporting any Assets, NJ Assets or NY Assets located at a HCA facility or under HCA control.

                    (b) LIMIT OF INDEMNIFICATION. The aggregate liability of the Seller Group under 15.2(a)(ii) above shall not exceed $1,000,000.

                    (c) INDEMNIFICATION BASKET. The Buyer Group shall not be entitled to any indemnification under Section 15.2 until the aggregate liability of Seller Group under Section 15.2 equals or exceeds $25,000, in which event Buyer Group shall then be entitled to indemnification thereunder including for the first $25,000.

               15.3  ENFORCEMENT OF INDEMNIFICATION RIGHTS.

                     (a)   NOTIFICATION.  Buyer, MSO Nominee,  NJ
Nominee or NY Nominee shall notify Ultimate Parent of any liability, obligation or claim to which the foregoing indemnity applies. Such notification shall include a specific demand for indemnification if Buyer, MSO Nominee, NJ Nominee or NY Nominee wishes to assert its indemnification rights hereunder.

                     (b)   DISPUTES.  If Ultimate  Parent  should
dispute the right of Buyer, MSO Nominee, NJ Nominee or NY Nominee to indemnification hereunder, Ultimate Parent shall give Buyer, MSO Nominee, NJ Nominee or NY Nominee written notice of such dispute, specifying in detail the basis of the dispute, not later than 10 days after receipt of demand for indemnification. If the dispute cannot be resolved amicably, any party may institute suit against the other party in the New Jersey Superior Court, Bergen County to resolve the matter. All parties hereto agree to submit to the jurisdiction of such court for the purpose of such suit or suits.

               15.4 SET-OFF. Buyer, MSO Nominee, NJ Nominee and NY Nominee shall have the right to set off any sum or sums owed by Seller, NJ Doctors and/or NY Doctors to Buyer pursuant to
Section 15, MSO Nominee, NJ Nominee and/or NY Nominee, pursuant to the foregoing indemnity against any sum which Buyer, MSO Nominee, NJ Nominee or NY Nominee may owe to Ultimate Parent, Parent, Seller, NJ Doctors or NY Doctors up to $1,000,000. Buyer's, MSO Nominee's, NJ Nominee's and NY Nominee's set-off right shall be in addition to, and not in lieu of, any other rights and remedies that Buyer, MSO Nominee, NJ Nominee or NY Nominee may have against Ultimate Parent, Parent, Seller, NJ Doctors or NY Doctors pursuant to this Agreement. For the purposes of this Section 15.4 only, the term "owed" shall be losses incurred by Buyer, MSO Nominee, NJ Nominee and/or NY Nominee such losses to include without limitation any sums paid by Buyer, MSO Nominee, NJ Nominee or NY Nominee and sums which have been adjudged due and owing by Buyer, MSO Nominee, NJ Nominee or NY Nominee by a court or governmental entity.

               15.5 REMEDIES CUMULATIVE. Buyer, MSO Nominee, NJ Nominee and NY Nominee be entitled to such indemnification from time to time and shall be entitled to rely upon one or more provisions of this Agreement without waiving their right to rely upon any other provisions at the same time or at any other time. However, with respect to any claims of misrepresentation or the breach of any representation or warranty, Buyer Group shall comply with the indemnification procedures prior to relying on any other remedy.

                15.6  EMPLOYEE COMPENSATION AND ACCRUED BENEFITS.
Seller, NJ Doctors and NY Doctors will pay all compensation and benefits to their employees accrued as of the Closing Date.

                 15.7 LITIGATION PROCEDURE. Promptly after receipt by Buyer, MSO Nominee, NJ Nominee or NY Nominee of notice of the commencement of any action for which a claim for indemnification is to be made under this Agreement, Buyer, MSO Nominee, NJ Nominee or NY Nominee shall notify Ultimate Parent of the commencement thereof; but the failure to so notify Ultimate Parent will not relieve Ultimate Parent from any liability which they may have to Buyer, MSO Nominee, NJ Nominee or NY Nominee otherwise under this Agreement other than to the extent such failure to notify results in an increase in loss. In case any such action is brought against Buyer, MSO Nominee, NJ Nominee or NY Nominee and one of them notifies Ultimate Parent of the commencement thereof, Ultimate Parent will be entitled to participate therein and, to the extent that Ultimate Parent may wish, assume the defense thereof, with counsel satisfactory to Buyer, MSO Nominee, NJ Nominee and NY Nominee and after notice from Ultimate Parent to Buyer of its election to so assume the defense thereof, Ultimate Parent will not be liable to Buyer, MSO Nominee, NJ Nominee or NY Nominee under this Agreement for any legal fees or other expenses subsequently incurred by Buyer, MSO Nominee, NJ Nominee or NY Nominee in connection with the defense thereof other than reasonable costs of investigation. If Ultimate Parent has assumed the defense thereof, they shall not settle or otherwise compromise any claim subject to such action without the prior written consent of Buyer, which shall not be unreasonably withheld. If after Ultimate Parent's request Buyer refuses to consent to a settlement offer agreed to by the opponent in a non-criminal matter, Ultimate Parent shall not be liable under this Section 15 with respect to such action for greater than the amount of the settlement rejected by Buyer.

                15.8 EQUIPMENT LEASES ASSIGNED WITHOUT LESSOR CONSENT. The parties agree that if any equipment lease consent to assignment is (a) required in order to assign the equipment lease, (b) is not obtained by the date of Closing, and (c) is not a condition of Closing under Section 13.3, then each party will cooperate to enable the MSO Nominee to use such equipment and the MSO Nominee will assume the expenses associated with such equipment lease to the extent it has the use of the equipment subject to such lease.

                15.9 MEDICAL RECORDS. Buyer Group shall take custody of all medical records provided to them by the Seller Group pursuant to this Agreement. Buyer Group may utilize said medical records with respect to any patient who becomes a patient of the Buyer Group on or after the Closing. After receiving all necessary consents and as long as it is permitted by law, Buyer Group shall permit Seller or its agents access to said records during normal business hours in the event that Seller has any legitimate business or professional reason for such access. In the event that Buyer Group should transfer such medical records to another physician or group of physicians within 7 years from Closing, Buyer Group shall notify the Seller of such transfer and shall, as a condition of said transfer, obligate the purchasing physician or group of physicians to make said records available to Seller under the same conditions Buyer Group has made such records available until the seventh anniversary of the Closing. Buyer Group's obligations under this Section 15.9 are hereafter referred to as the "Buyer Group's Medical Records Obligation". Notwithstanding anything to the contrary contained herein, Buyer Group's Medical Records Obligation shall terminate on the seventh anniversary of the Closing. Buyer Group shall not be in default with respect to Buyer Group's Medical Records Obligation if any delay or failure to perform such obligation is caused by events of force majeure beyond Buyer Group's control.

               15.10 Payroll. In order to assist the transition, Seller shall provide payroll services to MSO Nominee, NJ Nominee and NY Nominee for up to sixty (60) days after Closing without charge; provided, however, that Seller shall be reimbursed for any reasonable out-of-pocket costs.

                EXPENSES. Each party to this Agreement shall pay its own fees and expenses incident to this Agreement and the transactions contemplated in this Agreement, including, without limitation, counsel fees, brokerage or financial advisor fees and accounting fees.

                BROKERAGE. Buyer Group shall joint and severally hold Seller Group harmless and Seller Group shall joint and severally hold Buyer Group harmless from any claim asserted by any third party for any broker's or finder's fee alleged to be due and owing as a result of contacts initiated by such party in connection with this transaction.

              NOTICES.    Any  notices  or  other  communications
provided  for  hereunder  may  be given  to  any  party  to  this
Agreement at the address set forth above, with a copy to that party's attorney (Buyer, MSO Nominee, NJ Nominee and NY Nominee:
Riker, Danzig, Scherer, Hyland & Perretti, Headquarters Plaza, One Speedwell Avenue, Morristown, New Jersey 07962-1981, ATTN:
Maryann P. Kicenuik, Esq.; Seller, NJ Doctors, NY Doctors, Parent and Ultimate Parent: McDermott, Will & Emery, 75 State Street, Boston, MA 02109-1807, ATTN: Thomas Sullivan, P.C.) and shall either be (a) hand-delivered, (b) deposited with an overnight courier delivery service or (c) mailed by certified mail, return receipt requested, postage prepaid. All notices shall be deemed to have been given either when hand-delivered, 1 day after having been deposited with an overnight courier delivery service or 2 days following the date of mailing.

             SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon Buyer, MSO Nominee, NJ Nominee, NY Nominee, Seller, NJ Doctors, NY Doctors, Parent and Ultimate Parent, their heirs, successors and assigns. Buyer, MSO Nominee, NJ Nominee and NY Nominee may not assign this Agreement without obtaining the prior written consent of Seller, except that this Agreement may be assigned to any person, corporation, limited partnership, limited liability company, partnership or other entity affiliated or associated with, or under the control of or under common control with Buyer, MSO Nominee, NJ Nominee, NY Nominee or The Valley Hospital, all without Seller's consent. Notwithstanding anything above in this
Section 19, Buyer shall remain liable for the Accounts Receivable Purchase Price despite any assignment of this Agreement. Seller, NJ Doctors, NY Doctors, Parent and Ultimate Parent may not assign this Agreement without Buyer's consent.

             GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New Jersey.

                CONSENT TO JURISDICTION. Seller, NJ Doctors, NY Doctors, Parent, Ultimate Parent, Buyer, MSO Nominee, NJ Nominee and NY Nominee hereby irrevocably consent to the jurisdiction of the courts of the State of New Jersey or any Federal Court in New Jersey in connection with any action or proceeding arising out of or related to this Agreement or any other document delivered in connection with this Agreement.

             COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute an original hereof. When counterparts have been executed by all parties, they shall have the same effect as if the signatures were upon the same document.

             FURTHER ASSURANCES. Provided Buyer reimburses them for their actual costs, Seller, NJ Doctors and NY Doctors shall take such action as Buyer, MSO Nominee, NJ Nominee or NY Nominee may reasonably request from time to time to perfect Buyer's, MSO Nominee, NJ Nominee's and NY Nominee's title to the Assets, NJ Assets, NY Assets and Account Receivables to be acquired from Seller, NJ Doctors and NY Doctors pursuant to this Agreement and to enable Buyer, MSO Nominee, NJ Nominee and NY Nominee to enjoy any other benefits of this Agreement.

                ENTIRE AGREEMENT.   This Agreement (including the
exhibits and schedules referred to herein) contains the entire agreement among the parties with respect to the transactions contemplated under this Agreement and supersedes all prior agreements or commitments, written and oral, with respect thereto, including, without limitation, the letter of intent dated September 24, 1996.

                SEVERABILITY.   Any  term or  provision  of  this
Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the fullest extent permitted under the applicable law.
          IN WITNESS WHEREOF, the parties have executed or caused their authorized representatives to execute this Agreement as of the date set forth above.

ATTEST:                            PHYSICIANS PLANNING GROUP,
                                   INC.

By:_________________________       By:__________________________
Name:                              Name:
Title:                             Title:

For  the applicable provisions of Sections 9.3, 9.7, 12.4,  12.5,
12.6, 15, 20, 21, 22, 24 and 25 only:

ATTEST:                            HEALTHNET MEDICAL GROUP OF
                                   NEW JERSEY, P.A.

By:_________________________       By:__________________________
Name:                              Name:
Title:                             Title:

ATTEST:                            HEALTHNET MEDICAL SERVICES OF
                                   NEW YORK, P.C.

By:_________________________       By:__________________________
Name:                              Name:
Title:                             Title:

ATTEST:                            COASTAL PHYSICIAN NETWORKS,
                                   INC.

By:_________________________       By:__________________________
   Name:                           Name:
   Title:                          Title:

ATTEST:                            COASTAL PHYSICIAN GROUP, INC.

By:_________________________       By:__________________________
   Name:                           Name:
   Title:                          Title:





BUYER:                          ATTEST: VALLEY CARE CORPORATION

By:________________________        By:_________________________
   Name:                           Name:
   Title:                          Title: